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                                                                     EXHIBIT (e)

                   TORTOISE NORTH AMERICAN ENERGY CORPORATION

             TERMS AND CONDITIONS OF THE DIVIDEND REINVESTMENT PLAN

      Registered holders ("Common Shareholders") of common shares (the "Common Shares") of Tortoise North American Energy Corporation (the "Company") will automatically be enrolled (the "Participants") in its Dividend Reinvestment Plan (the "Plan") and are advised as follows:

      1. THE PLAN AGENT. _____________________ (the "Agent") will act as agent for each Participant. The Agent will open an account for each Participant under the Plan in the same name in which his or her outstanding Common Shares are registered.

      2. CASH OPTION. Pursuant to the Company's Plan, unless a holder of Common Shares otherwise elects, all dividend and capital gains distributions will be automatically reinvested by the Agent in additional Common Shares of the Company. Common Shareholders who elect not to participate in the Plan will receive all distributions in cash paid by check mailed directly to the shareholder of record (or, if the shares are held in street or other nominee name then to such nominee) by the Agent, as dividend paying agent. Such participants may elect not to participate in the Plan and to receive all distributions of dividends and capital gains in cash by sending written instructions to the Agent, as dividend paying agent, at the address set forth below. Please note that the Plan administrator may use ___________________ for trading activity, relative to the Plan on behalf of Plan participants, _____________________ receives a commission in connection with any such transactions it processes.

      3. MARKET PREMIUM ISSUANCES. If on the payment date for a Distribution, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated brokerage commissions, the Agent shall receive newly issued Common Shares ("Additional Common Shares") from the Company for each Participant's account. The number of Additional Common Shares to be credited shall be determined by dividing the dollar amount of the Distribution by the greater of (i) the net asset value per Common Share on the payment date, or (ii) 95% of the market price per Common Share on the payment date.

      4. MARKET DISCOUNT PURCHASES. If the net asset value per Common Share exceeds the market price plus estimated brokerage commissions on the payment date for a Distribution, the Agent (or a broker-dealer selected by the Agent) shall endeavor to apply the amount of such Distribution on each Participant's Common Shares to purchase Common Shares on the open market. In the event of a market discount on the payment date, the Agent will have until the last business day before the next date on which the shares trade on an "ex-dividend" basis or in no event more than [90] days after the dividend payment date (the "last purchase date") to invest the dividend amount in shares acquired in open-market purchases. It is contemplated that the Company will pay quarterly income dividends. Therefore, the period during which open-market purchases can be made will exist only from the payment date of each dividend through the date before the next "ex-dividend" date, which typically will be approximately [70] days. The weighted average price (including brokerage commissions) of all Common Shares purchased by the Agent as Agent shall be the price per Common Share allocable to each Participant. If, before the Agent has completed its purchases, the market price plus estimated brokerage commissions exceeds the net asset value of the Common Shares as of the payment date, the purchase price paid by Agent may exceed the net asset value of the Common Shares, resulting in the acquisition of fewer Common Shares than if such Distribution had been paid in Common Shares

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issued by the Company. Because of the foregoing difficulty with respect to open-market purchases, the Plan provides that if the Plan Agent is unable to invest the full dividend amount in open-market purchases during the purchase period or if the market discount shifts to a market premium during the purchase period, the Plan Agent may cease making open-market purchases and may invest the uninvested portion of the dividend amount in newly issued Common Shares at the net asset value per Common Share at the close of business on the last purchase date. Participants should note that they will not be able to instruct the Agent to purchase Common Shares at a specific time or at a specific price. Open-market purchases may be made on any securities exchange where Common Shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Each Participant's uninvested funds held by the Agent will not bear interest. The Agent shall have no liability in connection with any inability to purchase Common Shares within the time provided, or with the timing of any purchases effected. The Agent shall have no responsibility for the value of Common Shares acquired. The Agent may commingle Participants' funds to be used for open-market purchases of Trust shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Company shares purchased by Agent.

      5. VALUATION. The market price of Common Shares on a particular date shall be the last sales price on the securities exchange where the Common Shares are listed on that date (the "Exchange"), or, if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations on such Exchange on such date will be used. The net asset value per Common Share on a particular date shall be the amount calculated on that date (or if not calculated on such date, the amount most recently calculated) by or on behalf of the Company in accordance with the then current Valuation Procedures approved by the Board.

      6. TAXATION. The automatic reinvestment of Distributions does not relieve Participants of any federal, state or local taxes which may be payable (or required to be withheld on Distributions). Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

      7. LIABILITY OF AGENT. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Agent's negligence, bad faith, or willful misconduct or that of its employees.

      8. RECORDKEEPING. The Agent may hold each Participant's Common Shares acquired pursuant to the Plan together with the Common Shares of other Common Shareholders of the Company acquired pursuant to the Plan in non-certificated form in the Agent's name or that of the Agent's nominee. Each Participant will be sent a confirmation by the Agent of each acquisition made for his or her account as soon as practicable, but in no event later than 60 days, after the date thereof. Upon a Participant's request, the Agent will deliver to the Participant, without charge, a certificate or certificates for the full Common Shares. Although each Participant may from time to time have an undivided fractional interest in a Common Share of the Company, no certificates for a fractional share will be issued. Similarly, Participants may request to sell a portion of the Common Shares held by the Agent in their Plan accounts by calling the Agent, writing to the Agent, or completing and returning the transaction form

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attached to each Plan statement. The Agent will sell such Common Shares through a broker-dealer selected by the Agent within 5 business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less brokerage commissions. Participants should note that the Agent is unable to accept instructions to sell on a specific date or at a specific price. Any share dividends or split shares distributed by the Company on Common Shares held by the Agent for Participants will be credited to their accounts. In the event that the Company makes available to its Common Shareholders rights to purchase additional Common Shares, the Common Shares held for each Participant under the Plan will be added to other Common Shares held by the Participant in calculating the number of rights to be issued to each Participant.

      9. PROXY MATERIALS. The Agent will forward to each Participant any proxy solicitation material. The Agent will vote any Common Shares held for a Participant first in accordance with the instructions set forth on proxies returned by such Participant to the Company, and then with respect to any proxies not returned by such Participant to the Company, in the same proportion as the Agent votes the proxies returned by the Participants to the Company.

      10. FEES. The Agent's service fee for handling Distributions will be paid by the Company. Each Participant will be charged his or her pro rata share of brokerage commissions on all open-market purchases. If a Participant elects to have the Agent sell part or all of his or her Common Shares and remit the proceeds, such Participant will be charged his or her pro rata share of brokerage commissions on the shares sold, plus a $[15] transaction fee.

      11. TERMINATION IN THE PLAN. Each registered Participant may terminate his or her account under the Plan by notifying the Agent in writing at _________________, or by calling the Agent at _______________, or using
_________________ website: ___________________. Such termination will be effective with respect to a particular Distribution if the Participant's notice is received by the Agent prior to such Distribution record date. The Plan may be terminated by the Agent or the Company upon notice in writing mailed to each Participant at least 60 days prior to the effective date of the termination. Upon any termination, the Agent will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and cash adjustment for any fraction of a Common Share at the then current market value of the Common Shares to be delivered to him. If preferred, a Participant may request the sale of all of the Common Shares held by the Agent in his or her Plan account in order to terminate participation in the Plan. If any Participant elects in advance of such termination to have Agent sell part or all of his shares, Agent is authorized to deduct from the proceeds a [$15] fee plus the brokerage commissions incurred for the transaction. If a Participant has terminated his or her participation in the Plan but continues to have Common Shares registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Agent in writing at the address above.

      12. AMENDMENT OF THE PLAN. These terms and conditions may be amended by the Agent or the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Agent receives notice of the termination of the Participant's account under the Plan. Any such amendment may include an appointment by the Agent of a successor Agent, subject to the prior written approval of the successor Agent by the Company.

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      13. APPLICABLE LAW. These terms and conditions shall be governed by the laws of the State of Delaware.

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